Kingsway Financial Services Inc. Exhibit 10.2

September 5, 2018

John T. Fitzgerald
888 E. Deerpath Rd.
Lake Forest, IL 60045

Dear JT:

We are pleased to offer you the role of President and CEO of Kingsway. The following is a summary of the principal terms of the offer we agreed to in our conversations in New York:

Position: President and CEO, Director
Base Salary: $500,000 annually
Annual Cash Bonus: 2018 and 2019 cash bonus will be 10% of Warranty segment EBITDA minus Holding Company general expenses. Holding Company general expenses will exclude intercompany interest income/expense, interest on external debt, gain/loss on disposal of subsidiaries, fair value of debt, and other mutually agreeable non-recurring or restructuring expenses. The Bonus will be paid no later than April 30th of the year following the bonus period.
Existing Equity Grant: Existing 500,000 share grant to include provisions for pro rata time vesting for termination without ‘cause’ or resignation for ‘good reason’.
New Equity Grant: An additional restricted stock grant – subject to shareholder approval -- of 1,000,000 shares of KFS stock with 100,000 shares vesting annually on each anniversary of the acceptance of the position of CEO.
Severance Agreement: 12months of base salary and other terms consistent with the current severance agreements of other executive managers.
If you agree that the terms set forth above represent our mutual understanding, please sign this letter in the space provided below and return a copy to me.

We look forward to working with you!

Best,

Terence Kavanagh
Chairman of the Board of Directors
Kingsway Financial Services Inc.

I accept these terms: _______________________________________
John T. Fitzgerald